Exhibit 99.1

News Release

Diamond Green Diesel Receives Approval to Begin Construction in Port Arthur Texas
DGD’s total annual capacity of Renewable Diesel expected to increase to 1.2 billion gallons upon completion

IRVING AND SAN ANTONIO, TEXAS Jan. 28, 2021/PRNewswire/ Darling Ingredients Inc. (NYSE:DAR) (“Darling”) & Valero Energy Corporation (NYSE:VLO) (“Valero”) –

Darling and Valero jointly announce today that their 50/50 joint venture, Diamond Green Diesel (“DGD”), has received approval from both companies’ Boards of Directors to proceed with the construction of the renewable diesel production facility to be located at Valero’s Port Arthur, Texas refinery.

DGD Port Arthur’s capacity is estimated to be 470 million gallons per year of renewable diesel. This new plant is anticipated to commence operations in the second half of 2023. Once operational, and when combined with the increased capacity at the Norco, LA facility (currently 290 million gallons annually with an anticipated increase of 400 million gallons due to be operational later this year), DGD’s total annual production capacity is expected to be approximately 1.2 billion gallons of renewable diesel and 50 million gallons of renewable naphtha. The current estimated construction cost is $1.45 billion to be split equally between the joint venture partners and funded from internal cash flows provided by DGD.

“The Board of Directors of Darling Ingredients is pleased to be moving forward with the construction of DGD at Port Arthur,” said Randall C. Stuewe Chairman and Chief Executive Officer of Darling Ingredients. “The project is moving forward immediately and we fully plan to utilize the first mover advantage DGD has in North America as we believe Darling’s vertical integration coupled with Valero’s refining expertise are key to providing low carbon feedstocks to the DGD renewable diesel platform.”

“We expect low-carbon fuel policies to continue to expand globally and drive demand for renewable fuels,” said Joe Gorder, Valero Chairman and Chief Executive Officer, “and to that end, we are applying our liquid fuels expertise to continue to expand our long-term competitive advantage in low-carbon transportation fuels with the expansion of DGD.”

About Darling
Darling Ingredients Inc. (NYSE: DAR) is one of the world's leading producers of organic ingredients, producing a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. The Company sells its products around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America's largest renewable diesel manufacturer, currently producing approximately 290 million gallons of renewable diesel annually which products reduce Green House Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company's website at http://www.darlingii.com. For more information on Darling's ESG efforts, visit http://www.darlingii.com/csr.

About Valero
Valero Energy Corporation, through its subsidiaries (collectively, “Valero”), is an international manufacturer and marketer of transportation fuels and petrochemical products. Valero is a Fortune 50 company based in San Antonio, Texas, and it operates 15 petroleum refineries with a combined throughput capacity of approximately 3.2 million barrels per day and 13 ethanol plants with a combined production capacity of approximately 1.68 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. Valero also is a joint venture partner in Diamond Green Diesel, which operates a renewable diesel plant in Norco, Louisiana. Diamond Green Diesel is North America’s largest biomass-based diesel plant. Valero sells its products in the wholesale rack or bulk markets in the U.S., Canada, the U.K., Ireland and Latin America. Approximately 7,000 outlets carry Valero’s brand names. Please visit www.investorvalero.com for more information.

Safe Harbor Statement
Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

Darling Contact:

James Stark, Vice President - Investor Relations, 972-281-4823